Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

December 10, 2015

Simulations Plus Reports Record Preliminary Revenues for First Quarter FY2016

LANCASTER, CA, December 10, 2015 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the first quarter of its fiscal year 2016, ending November 30, 2015 (1QFY16).

Mr. John Kneisel, chief financial officer of Simulations Plus, Inc., stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 1QFY16. This is the first quarter where we have truly comparable results, showing pure organic growth of the combined entity since our acquisition of our Buffalo division (Cognigen). Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the January 14, 2016 deadline.”

Preliminary results for the quarter:

•	Preliminary revenues increased 17.9% or $731,000, to $4.81 million, compared to $4.09 million for the same period in 2015.
o	Software and software-related services increased $349,000 or 12.3% to $3.19 million or 66.2% of revenues for 1QFY16 compared to 1QFY15
o	Consulting service revenues increased $382,000 or 30.6% to $1.63 million or 33.8% of revenues for 1QFY16 compared to 1QFY15
▪	Preliminary revenues in our Buffalo division increased $264,000 or 23% to $1.4 million for 1QFY16 compared to 1QFY15
•	During 1QFY16, the company added 19 new software customers.
•	Cash as of November 30, 2015, was $7.16 million after the Company made a dividend distribution of approximately $850,000 on November 16, 2015.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “FY16 is off to a strong start, as we saw substantial gains in revenue from both software licenses and consulting services. An encouraging sign was the diversity of the new customers, as small and large pharmaceutical companies, plus several in the chemicals market, licensed our technology and/or utilized our consulting services. With training workshops scheduled around the world and at several regulatory agencies, in 2016, we hope to educate more scientists and continue this consistent expansion of our client base.”

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About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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